EXHIBIT 10.1

NATIONAL PENN BANCSHARES, INC. CAPITAL ACCUMULATION PLAN
(Amended and Restated Effective January 1, 1997)

(Revised 2001)

Amendment No. 12

National Penn Bancshares, Inc. (the "Company") adopted the National Penn Bancshares, Inc. Capital Accumulation Plan (Amended and Restated Effective January 1, 1997) (Revised 2001)(the "Plan") for the benefit of certain of its Employees (as defined in the Plan) and its subsidiaries' Employees. The Company subsequently amended the Plan by Amendment Nos. 1-11 thereto.

The Company hereby further amends the Plan as hereinafter set forth. Items 2 and 3 of this Amendment No. 12 are effective January 1, 2006. Items 1, 4 and 5 are effective April 1, 2006.

1. Subsection 4(n)(ii) as added by Amendment No. 11 is amended to read as follows:

"(ii) Allocation of Contributions. As of the last day of each Plan Year, the Committee shall allocate to the Profit Sharing Account of each eligible Member a portion of the amount, if any, contributed to the Fund in respect of such Plan Year by the Participating Companies as determined below.

(A) First, the Committee shall allocate to each eligible Member an equal percentage of the Member's Compensation up to and including $100,000, not to exceed 1% of such Compensation.

(B) Second, if any contribution remains unallocated, the Committee shall allocate to each eligible Member an equal percentage, not to exceed 1%, of the Member's Compensation over $100,000 but not in excess of the limitation on Compensation as set forth is subsection 1(i).

(C) Third, if any contribution remains unallocated, the Committee shall allocate to each eligible Member an equal percentage of the Member's Compensation.

Notwithstanding the foregoing, Compensation paid before the Entry Date the Member became eligible to make elective contributions under subsection 4(a) shall not be considered."

2.. Subsection 10(d)(i) is amended to delete the word "or" before the current clause (E) and to delete the current clause (E) and insert in place thereof the following:

"(E) payments for burial or funeral expenses for the Member's deceased parent, spouse, children or dependents (as defined in section 152 of the Code, without regard to section 152(d)(1)(B); or (F) expenses for repair of damage to the Member's principal residence that would qualify for the casualty deduction under section 165 of the Code (determined without regard to whether the loss exceeds 10% of adjusted gross income)."

3. The first sentence of subsection 10(d) is amended to insert the words "and Profit Sharing Account" after the words "Matching Account".

4. Subsection 10(d)(ii)(D) is deleted.

5. The second sentence of subsection 10(d)(iii) is amended to insert the words "and finally against the nonforfeitable percentage of the Member's Profit Sharing Account" after the words "Matching Account".

Executed this 16th day of March, 2006.

Attest:	NATIONAL PENN BANCSHARES, INC.

By: /s/ Sandra L. Spayd	By: /s/ Earl Houseknecht
Secretary

(Corporate Seal)